EXHIBIT 99.1

Woodward Announces Relocation of Duarte, CA Operations to Fort Collins, CO

FORT COLLINS, Colo., Feb. 01, 2018 (GLOBE NEWSWIRE) -- Woodward, Inc. (NASDAQ:WWD) today announced its intention to relocate its Duarte, CA operations to the company’s newly renovated Drake Campus in Fort Collins, CO. The Duarte facility, which manufactures thrust reverser actuation systems (“TRAS”), is part of the company’s Airframe Systems business group, with approximately 350 employees.

The Duarte facility is unable to support the significant amount of new business recently awarded, including a major TRAS contract with Airbus, while maintaining the highest quality and customer service levels. After conducting a thorough study, which centered on specific criteria including facilities that meet world class standards, are not encumbered by threats of eminent domain, and have a ready and capable workforce with the ability to transition quickly, the company selected its newly renovated Drake Campus location.

“This has been a difficult decision, and we acknowledge the impacts to our members in Duarte,” said Thomas A. Gendron, Chairman and Chief Executive Officer. “However, this move will allow us to produce world-class products in a facility that can accommodate growth, and deliver high levels of quality and customer service to our customers.”

Working closely with the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (“UAW”), the company will begin the transition process, expected to span 18-24 months.

About Woodward, Inc.

Woodward is an independent designer, manufacturer, and service provider of control system solutions and components for the aerospace and industrial markets. The company's innovative fluid, combustion, electrical, and motion control systems help customers offer cleaner, more reliable, and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is a global company headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com, and connect with us at www.facebook.com/woodwardinc.

Notice Regarding Forward-Looking Statements

The statements in this release contain forward-looking statements that involve risks and uncertainties, including statements concerning the relocation of its Duarte, CA operations to the company’s Drake Campus in Fort Collins, CO, the intention to produce world-class products in a facility that can accommodate growth and deliver high levels of quality and customer service, and the anticipated transition process of 18-24 months. Actual results could differ materially from projections or any other forward-looking statements and we have no obligation to update our forward-looking statements. Factors that could affect performance and could cause actual results to differ materially from projections and forward-looking statements are described in Woodward's Annual Report on Form 10-K for the year ended September 30, 2017 and any subsequently filed Quarterly Report on Form 10-Q.

CONTACT:
Don Guzzardo
Corporate Director, Investor Relations & Treasury
970-498-3580
Don.Guzzardo@woodward.com